SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                             FILE NUMBER
                                                                 1-11046
                                   FORM 12B-25
                          NOTIFICATION OF LATE FILING


                                                              CUSIP NUMBER
                                                              37939M 10 9

 (Check One) Form 10-k   Form 20-F  Form 11-K  [X] Form 10-Q     Form N-SAR

For Period Ended:  March 31, 2001
( )      Transition Report on Form 10-K
( )      Transition Report on Form 20-F
( )      Transition Report on Form 11-K
( )      Transition Report on Form 10-Q
( )      Transition Report on Form N-SAR

For the Transition Period Ended:_________________________________

Read Instructions (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I  -  REGISTRANT INFORMATION

GLOBAL TECHNOVATIONS, INC.
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Full Name of Registrant


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Former Name if Applicable

7108 Fairway Drive, Suite 200
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Address of Principal Executive Office (Street and Number)

Palm Beach Gardens, Florida  33418
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City, State and Zip Code

PART II - RULES 12b AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reasons described in reasonable detail in Part III of this form could bet be eliminated without unreasonable effort or expense:

(b) The subject annual report, semi-annual report, transition, report on Form 10-K, Form 20-F, 11-K, Form N-SARI, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement of other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                   Page 1 of 2


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
SEC 1344 (11-91)

        The registrant can not file its 10-Q for the quarterly period ending on March 31, 2001 on the scheduled due date for the following reasons:

        The Company's Chief Financial Officer has been working on numerous financing initiatives necessary to sustain current operations.

        These activities have diverted the time and attention of the Company's Chief Financial Officer, therefore, delaying the filing of Form 10-Q for the period ending March 31, 2001.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                  David Natan                     (561)   775-5756
                  -----------                    ------------------------
                  (Name)                     ( Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

         xx
         _____Yes               _____  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         xx
         _____Yes              _____No

                  The current fiscal quarter will include the results of the Company's wholly-owned subsidiary, Onkyo America, Inc. ("Onkyo"), which was acquired on August 31, 2000. Due to an ongoing unexpected and material sales downturn in the OEM automotive market in the U.S. of which Onkyo is directly reliant upon, Onkyo will record a significant loss for the period ended March 31, 2001.

                           GLOBAL TECHNOVATIONS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   /s/ David Natan
Date:  May 14, 2001                                    David Natan
                                                       -----------
                                                       Vice President and
                                                       Chief Financial Officer

                                   Page 2 of 2

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.